SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 2, 2002
Date of Report (Date of earliest event reported)

UNITED DEFENSE INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other Jurisdiction of Incorporation)	001-16821 (Commission File Number)	52-2059782 (IRS Employer Identification Number)

1525 Wilson Boulevard, Suite 700, Arlington, VA 22209-2411
(Address of Principal Executive Offices)

(703) 312-6100
Registrant’s telephone number, including area code

UNITED DEFENSE INDUSTRIES, INC.
Form 8-K/A
INDEX

PAGE

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits	3

(a) Financial Statements of United States Marine Repair, Inc. (“USMR”) as of December 31, 2001 and June 30, 2001 and 2002:

Report of Independent Auditors	5
Balance Sheets as of December 31, 2001 and June 30, 2002 (unaudited)	6
Statements of Operations for year ended December 31, 2001 and six months ended June 30, 2001 and 2002 (unaudited)	7
Statements of Stockholders’ Equity (Deficit) at December 31, 2001 and June 30, 2002 (unaudited)	8
Statements of Cash Flows for year ended December 31, 2001 and Six months ended June 30, 2001 and 2002 (unaudited)	9
Notes to Consolidated Financial Statements	10

(b) Pro Forma Financial Information:	26

Unaudited Pro Forma Condensed Consolidated Financial Statements of United Defense Industries, Inc.:

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2002	27
Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended December 31, 2001	28
Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2002	29
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	30

(c) Exhibits	34

Signature	33

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     The following financial statements and pro forma financial information omitted from the Current Report on Form 8-K dated July 2, 2002 in reliance upon Item 7 (a) and 7 (b) and 7 (c) of Form 8-K are filed herewith.

(a)	Financial Statements of Business Acquired.

Financial Statements of United States Marine Repair, Inc. (“USMR”) as of December 31, 2001 and June 30, 2001 and 2002 (unaudited):

Report of Independent Auditors Balance Sheets Statements of Operations Statements of Stockholders’ Equity (Deficit) Statements of Cash Flows Notes to Financial Statements

(b)	Pro Forma Financial Information.

Unaudited Pro Forma Condensed Consolidated Financial Statements of United Defense Industries, Inc.:

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2002
Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended December 31, 2001
Pro Forma Condensed Statements of Operations for the six months ended June 30, 2001 and 2002
Notes to Unaudited Pro Forma Consolidated Financial Statements

(c)	Exhibits.

2.1*	Agreement and Plan of Merger by and among United Defense Industries, Inc., UDII Torch Acquisition Corporation, United States Marine Repair, Inc., and TC Group, L.L.C. as representative dated May 27, 2002. Pursuant to Item 601(b)(2) of Regulation S- K, the exhibits and schedules to the Agreement and Plan of Merger are omitted. A list of such exhibits and schedules appears in the table of contents to the Agreement and Plan of Merger.

23.1	Consent of Ernst & Young LLP.

99.1*	Press Release regarding the acquisition of United States Marine Repair, Inc., dated May 28, 2002.

99.2**	Press Release regarding completion of the acquisition of United States Marine Repair, Inc., dated July 2, 2002.

99.3**	Press Release regarding correction of July 2, 2002, press release, dated July 16, 2002.

*	Incorporated by reference to United Defense Industries’ Current Report on Form 8-K dated May 27, 2002.

**	Incorporated by reference to United Defense Industries’ Current Report on Form 8-K dated July 2, 2002.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
United States Marine Repair, Inc.

     We have audited the accompanying consolidated balance sheet of United States Marine Repair, Inc. as of December 31, 2001, and the related consolidated statements of income, shareholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United States Marine Repair, Inc. at December 31, 2001, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

McLean, Virginia
March 1, 2002

UNITED STATES MARINE REPAIR, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	June 30,
	2001	2002

		(unaudited-
		Note 1)
Assets
Current assets:
Cash and cash equivalents	$1,589	$7,283
Receivables, net of allowances	44,004	25,945
Unbilled costs and estimated earnings on uncompleted contracts	36,092	28,897
Inventories	948	856
Deferred income taxes	2,502	3,419
Prepaid expenses and other	1,570	2,241

Total current assets	86,705	68,641
Property and equipment, net	69,174	66,144
Goodwill, net	45,704	45,704
Deferred income taxes	5,628	5,038
Deferred financing costs	2,934	2,515
Other assets	3,035	3,765

Total assets	$213,180	$191,807

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$35,789	$15,342
Accrued expenses	21,425	23,185
Accrued salaries and employee benefits	9,997	11,118
Billings in excess of costs and estimated earnings on uncompleted contracts	15,096	20,483
Workers’ compensation	3,598	3,654
Deferred compensation	1,670	1,670

Total current liabilities	87,575	75,452
Long-term liabilities:
Long-term debt	115,000	104,000
Workers’ compensation, excluding current portion	16,724	17,233
Deferred compensation, excluding current portion	9,331	8,848
Other long-term liabilities	3,035	3,037
Accrued postretirement benefits	2,337	2,337
Accrued pension costs	6,628	6,783

Total liabilities	240,630	217,690
Stockholders’ equity (deficit):
Common stock, $0.01 par value, 5,000,000 shares
authorized, 1,182,767 shares issued and outstanding at December 31, 2001 and June 30, 2002	12	12
Additional capital	29,679	29,679
Shareholder loan	(750)	(750)
Accumulated other comprehensive income (loss):
Unrealized loss on derivative contracts	(1,130)	(1,183)
Minimum pension liability	(1,917)	(1,917)
Accumulated deficit	(53,344)	(51,724)

Total stockholders’ equity (deficit)	(27,450)	(25,883)

Total liabilities and stockholders’ equity (deficit)	$213,180	$191,807

     See accompanying notes.

UNITED STATES MARINE REPAIR, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

	Year Ended
	December 31,	Six months Ended June 30,

	2001	2001	2002

		(unaudited)
Revenues	$390,737	$163,265	$251,243
Operating expenses:
Cost of revenues	327,193	136,194	215,346
General and administrative	32,925	15,659	28,158

Total operating expenses	360,118	151,853	243,504

Income from operations	30,619	11,412	7,739

Other income (expense):
Interest expense	(14,872)	(7,551)	(5,277)
Interest income	169	110	158
Other income, net	588	14	—

Income before income taxes	16,504	3,985	2,620
Provision for income taxes	6,383	1,594	1,000

Net income	$10,121	$2,391	$1,620

     See accompanying notes.

UNITED STATES MARINE REPAIR, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share data)

					Accumulated
					Other
	Common Stock				Comprehensive
			Additional	Shareholder	Income	Accumulated
	Shares	Amount	Capital	Loan	(Loss)	Deficit	Total

Balance at December 31, 2000	1,182,767	$12	$29,616	$(750)	$—	$(63,465)	$(34,587)
Unrealized loss on derivative contracts (net of deferred tax benefit of $754)	—	—	—	—	(1,130)	—	(1,130)
Minimum pension liability (net of deferred tax benefit of $1,278)	—	—	—	—	(1,917)	—	(1,917)
Net income	—	—	—	—	—	10,121	10,121

Total comprehensive income							7,074
Stock compensation	—	—	63	—	—	—	63

Balance at December 31, 2001	1,182,767	12	29,679	(750)	(3,047)	(53,344)	(27,450)
Unrealized loss on derivative contracts (net of deferred tax expense of $35)	—	—	—	—	(53)	—	(53)
Net income	—	—	—	—	—	1,620	1,620

Balance at June 30, 2002 (unaudited)	1,182,767	$12	$29,679	$(750)	$(3,100)	$(51,724)	$(25,883)

     See accompanying notes.

UNITED STATES MARINE REPAIR, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended	Six Months Ended June 30,
	December 31,
	2001	2001	2002

		(unaudited)
Operating activities:
Net income	$10,121	$2,391	$1,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,964	3,890	3,584
Amortization of goodwill	2,185	1,093	—
Amortization of deferred financing costs	1,865	612	419
Stock compensation	63	—	—
(Gain) loss on sale of assets	(1,446)	39	256
Deferred income taxes	9	—	(327)
Changes in operating assets and liabilities:
Receivables and unbilled costs and earnings on uncompleted contracts	(33,223)	6,260	25,254
Accounts payable and accrued expenses	21,843	(15,179)	(19,085)
Accrued salaries and employee benefits	987	(979)	1,121
Billings in excess of costs and estimated earnings on uncompleted contracts	2,056	1,090	5,387
Other	442	(635)	(706)

Net cash provided by (used in) operating activities	12,866	(1,418)	17,523

Investing activities:
Purchases of property and equipment	(11,092)	(3,348)	(2,794)
Proceeds from sale of assets	5,566	460	1,965

Net cash (used in) provided by investing activities	(5,526)	(2,888)	(829)

Financing activities:
Payments of term debt	(10,900)	(2,000)	(11,000)
Proceeds from revolving line of credit	80,196	51,550	48,250
Payments of revolving line of credit	(80,196)	(48,400)	(48,250)
Proceeds from company-owned life insurance	812	812	—
Net cash (used in) provided by financing activities	(10,088)	1,962	(11,000)

Net decrease/increase in cash	(2,748)	(2,344)	5,694
Cash and cash equivalents, beginning of period	4,337	4,337	1,589

Cash and cash equivalents, end of period	$1,589	$1,993	$7,283
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$13,575	$5,775	$5,668
Income taxes	$2,000	$—	$2,245

     See accompanying notes.

UNITED STATES MARINE REPAIR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business Description and Basis of Presentation

     United States Marine Repair, Inc, (“USMR”), a Delaware corporation (f/k/a SWM Holdings, Inc.), was formed in 1997 by an investment group led by The Carlyle Group (“Carlyle”) for the purpose of acquiring shipyards and ship repair businesses. On November 27, 1997, USMR acquired 100% of the common stock of Southwest Marine, Inc. and San Francisco Drydock, Inc. On September 30, 1998, USMR acquired 100% of the common stock of Norfolk Shipbuilding & Drydock Corporation (“Norshipco”). USMR is operated as a single reportable segment engaged in the refurbishment, repair and maintenance of major seagoing vessels at ports throughout the United States. USMR believes its operating results are driven principally by contracts with the U.S. Navy and other U.S. defense-related agencies and commercial customers that operate vessels on charter to the U.S. government.

     The accompanying consolidated financial statements include the accounts of United States Marine Repair, Inc. and its wholly owned subsidiaries: Southwest Marine, Inc.; San Francisco Drydock, Inc.; Norshipco; and Capital Air Services, Inc. (collectively referred to herein as USMR). All significant intercompany transactions have been eliminated.

     The financial information presented as of dates other than December 31 has been prepared from the books and records without audit. In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly USMR’s financial position as of June 30, 2002, and the results of its operations and cash flows for the period ended June 30, 2002. The results of operations are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

2. Summary of Significant Accounting Policies

Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes, in particular, estimates of contract cost and revenues used in the earnings recognition process. Actual results could differ from those estimates.

Cash Equivalents

     USMR invests in highly liquid instruments and considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market and consist primarily of supplies, steel materials, and engine parts.

Property and Equipment

     Property and equipment are recorded at cost. Depreciation is generally computed using the straight-line method over estimated useful lives of three to thirty years. Amortization of leasehold improvements and facilities on leased land is provided using the straight-line method over the related lease term or the life of the asset, whichever is shorter. Maintenance and repairs are expensed as incurred. Expenditures that extend the useful life of property, plant, and equipment or increase its productivity are capitalized and depreciated.

Long-Lived Assets, Including Intangible Assets and Goodwill

     USMR evaluates on a regular basis its long-lived assets to be held and used, including certain identifiable intangible assets and goodwill, to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. USMR bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, USMR would use an estimate of the undiscounted value of expected future operating cash flows to determine whether the asset is recoverable and measure the amount of any impairment as the difference between the carrying amount of the asset and its estimated fair value. USMR amortizes goodwill on a straight-line basis over 25 years. Accumulated amortization as of December 31, 2001 was approximately $6.9 million. Amortization of goodwill was $2.2 million, and $1.1 million (unaudited) for the year ended December 31, 2001 and six months ended June 30, 2001, respectively. There was no amortization recorded for goodwill in the six months ended June 30, 2002 (unaudited) due to new accounting rules regarding non-amortization of goodwill.

Deferred Financing Costs

     The costs associated with obtaining financing have been deferred and are amortized over the terms of the underlying loan agreements using a method that approximates the effective interest method. Deferred financing fee expense is classified in interest expense and totaled $1.2 million, $0.6 million (unaudited), and $0.4 million (unaudited) for the year ended December 31, 2001 and the six months ended June 30, 2001 and 2002, respectively. Additionally, in 2001 USMR recognized a charge of $0.6 million, included as a reduction in other income, to write off deferred financing costs associated with debt that was prepaid prior to its scheduled maturity.

Self-Insured Workers’ Compensation

     Norshipco self-insures workers’ compensation claims up to a stated maximum (self-insured retention) amount. External insurance covers the portion of claims in excess of self-insured retention amounts, subject to maximum coverage limitations. Under this plan, the accompanying consolidated balance sheets include amounts estimated to be payable in the future on claims which have been identified and estimated claims that have been incurred but not reported. USMR estimates its workers’ compensation claims liability based on information provided by its workers’ compensation claims adjuster. The aggregate estimated uninsured claims liability is adjusted on a regular basis as further information regarding the severity or duration of claims becomes available. Accrued liabilities for identified workers’ compensation claims are recorded at present value, determined using a discount rate of 7.25% at December 31, 2001. Accrued liabilities for estimated claims that have been incurred but not reported are recorded on an undiscounted basis.

     Norshipco has ceded certain workers’ compensation claims to a second injury fund administered by the U.S. Department of Labor and is subject to an annual assessment based on its participation in this fund. The accompanying consolidated balance sheet includes a net liability of approximately $7.7 million for 2001, representing the estimated present value of USMR’s future assessments under this fund, discounted at 7.25% in 2001. The undiscounted gross liability of these claims was $16.4 million at December 31, 2001.

Deferred Compensation

     USMR has deferred compensation contracts with certain of its employees. The actuarial present value of future benefits payable to each participant is accrued based on the estimated timing and amounts of payments under each contract.

Environmental Remediation Costs

     USMR accrues for environmental costs resulting from existing conditions that relate to past events when such costs are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

Revenue Recognition

     USMR uses the percentage of completion method of accounting for its contract services. Revenues for fixed-price contracts are recognized based on the percentage of direct labor and material costs incurred to date compared to total estimated direct labor and material costs for each contract. Revenues for cost-plus contracts are recorded as costs are incurred and includes estimated earned fees in the proportion that costs incurred to date bear to estimated total costs. The fees under certain government contracts may be adjusted in accordance with performance incentive provisions. Such incentive fee awards are included in revenue at the time the awards can be reasonably estimated. Revenues on time and materials contracts are recorded at the contracted rates as labor hours and out-of-pocket expenses are incurred.

     Provisions for estimated future losses on uncompleted contracts are made in the period in which such losses become apparent. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

     In the normal course of business, USMR is party to claims and disputes resulting from modifications and change orders related to contracts. Claims for additional contract compensation are recognized when realization is probable and estimable.

     The ultimate allowability of costs incurred on government cost-plus contracts is subject to subsequent audit by the Defense Contract Audit Agency (DCAA). Adjustments resulting from past DCAA audits have not been significant to USMR’s results of operations or financial position. Revenues on cost- reimbursement contracts are recorded at estimated net realizable value, including an allowance for DCAA audit adjustments.

     Revenues recognized in excess of amounts billed are classified under current assets as “Unbilled costs and estimated earnings on uncompleted contracts.” Billings in excess of revenues recognized are classified under current liabilities as “Billings in excess of costs and estimated earnings on uncompleted contracts.” Unbilled costs are generally billable in the following month. Unbilled retainage amounts are billable upon satisfactory completion of the contract requirements.

Stock-Based Compensation

     USMR grants stock options with an exercise price not less than the fair value of the stock at the date of grant. USMR accounts for stock-based compensation plans using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees and related interpretations. Under APB 25, provided that the option price is not less than the fair market value of the common stock as estimated by management at the date the fixed option is granted, no compensation expense is recognized.

Income Taxes

     USMR accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled.

Comprehensive Income

     USMR’s comprehensive income consists of net income, unrealized gains and losses in the value of derivative contracts, and the equity components of the minimum pension liability.

Concentrations of Risk

     Financial instruments that potentially subject USMR to concentrations of credit risk consist primarily of accounts receivable. USMR markets its services and products to the U.S. Government and companies that utilize ships in their respective businesses. USMR performs ongoing evaluations of credit worthiness of its customers, but generally does not require collateral. In 2001, approximately 84% of revenues, were with departments and agencies of the United States Government, primarily the United States Navy, Maritime Administration, and Military Sealift Command.

     Approximately 34.1% of USMR’s employees are covered by collective bargaining agreements that expire in June 2002 and February 2004. Approximately 2.3% of USMR’s employees are subject to agreements that expire in June 2002.

Derivatives

     Effective January 1, 2001, USMR adopted SFAS No. 133, “Accounting for Derivative Investments and Hedging Activities,” as amended. The statement requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet at fair value. The transition adjustment to implement this new standard on January 1, 2001, which is presented as a cumulative effect of change in accounting principle, had no impact on net income and resulted in a $0.5 million after-tax charge to accumulated other comprehensive income (loss) within stockholders’ equity.

     For derivative instruments that are designated as cash flow hedges, the effective portion of the change in value of the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings (interest expense for interest rate swaps) in the same period during which the hedged transition affects earnings. The ineffective portion of the change in value of the derivative instrument, if any, is recognized in current earnings in the line item “Other income” during the period of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings in the period of change. Derivative instruments are carried at fair value in the consolidated balance sheet in the applicable line item “Other assets” or “Other long-term liabilities.”

New Accounting Standards

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets,” (the “Statements”) effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

     USMR began to apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. If the Statements had been adopted at the beginning of 2001, the absence of goodwill amortization would have increased income before income taxes by approximately $2.2 million and $1.1 million (unaudited) for the year ended December 31, 2001 and the six months ended June 30, 2001, respectively. At January 1, 2002 there was no impairment of goodwill.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which is effective for fiscal years beginning after June 15, 2002. The Statement requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. USMR will adopt Statement 143 on January 1, 2003, and, based on current circumstances, does not believe that the adoption of Statement 143 will have a material impact on USMR’s financial position or results of operations.

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a disposal of a segment of a business.” Statement 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. USMR adopted Statement 144 as of January 1, 2002 and does not expect that the adoption of the Statement will have a material impact on USMR’s financial position or results of operations.

3.	Receivables

     Receivables consist of the following (in thousands):

	December 31,	June 30,
	2001	2002

		(unaudited)
Contract receivables — U.S. government	$40,200	$23,388
Contract receivables — commercial	3,416	2,087
Other	873	920

	44,489	26,395
Less allowance for doubtful accounts	(485)	(450)

	$44,004	$25,945

     Contract receivables include amounts subject to negotiation, and management believes that ultimate final billings on the contracts after negotiation will not be less than the net amounts recorded. Receivables include retentions of approximately $6.1 million and

$4.4 million (unaudited) at December 31, 2001 and June 30, 2002, respectively.

4. Property and Equipment

     A summary of property and equipment by major classification is set forth below (in thousands):

	December 31,	June 30,
	2001	2002

		(unaudited)
Drydocks and piers	$47,931	$46,579
Machinery and equipment	9,380	9,134
Land and buildings	24,603	24,279
Leasehold improvements	6,503	6,106
Furniture and fixtures	3,227	3,469
Mobile equipment	380	346
Construction in progress	5,515	7,857

	97,539	97,770
Less accumulated depreciation	(28,365)	(31,626)

	$69,174	$66,144

     In 2001, USMR exchanged property that it had acquired during 1996 and 2001 for property owned by the U.S. Government. No gain or loss was recorded based on this transaction. The total amount of the transaction was approximately $2.3 million.

     Depreciation of property and equipment was $8.0 million, $3.9 million (unaudited) and $3.6 million (unaudited) for the year ended December 31, 2001, and for the six months ended June 30, 2001 and 2002, respectively.

5.	Other Assets

     Other assets consist of the following (in thousands):

	December 31,	June 30,
	2001	2002

		(unaudited)
Cash surrender value of life insurance contracts	$20,705	$21,464
Advances on cash surrender value of life insurance contracts	(17,808)	(17,808)
Long-term receivables	138	109

	$3,035	$3,765

6.	Financing Arrangements

     In November 1999, USMR amended and restated its credit agreement with a bank syndicate to provide for term loans totaling $150.0 million and a $40.0 million revolving line of credit. USMR has the option of borrowing at a variable interest rate based on either the prime interest rate or LIBOR and pays an annual commitment fee of 0.5% on the unused portion of the line of credit. For Tranche A term loans and revolving line of credit loans, interest rate margins on prime rate loans range from 0.75% to 2.0% and on LIBOR loans range from 2.0% to 3.25% over the index rate with such margins determined based upon a leverage ratio as defined in the credit agreement. For Tranche B term loans, interest rate margins on prime rate loans are 2.75% and on LIBOR loans are 4.0% over the index rate. All revolving line of credit loans have been classified as long-term debt since they mature in 2004 on the five year anniversary of the credit agreement. At December 31, 2001, the prime interest rate was 4.75%, and LIBOR was 2.0%. At June 30, 2002 the prime interest rate was 4.75% and LIBOR was 1.9%.

     Under the terms of the bank credit agreement, borrowings are collateralized by substantially all of USMR’s assets. In addition, the terms of the credit agreement contain various covenants relating to the maintenance of financial ratios, dividend payments, capital asset expenditures, lease commitments, additional borrowings, and other items. Additional principal payments on the borrowings are required if, at the end of its fiscal year, USMR has excess cash flows, as defined in the credit agreement. As of December 31, 2001 USMR is not required to make any additional principal payments on account of its excess cash flows.

     Long-term debt consists of the following (in thousands):

	December 31,	June 30,
	2001	2002

		(unaudited)
Tranche A term loan, due in installments through 2004, interest at 3.25% over LIBOR at December 31, 2001	$30,163	$23,749
Tranche B term loan, due in installments through 2006, interest at 4.00% over LIBOR at December 31, 2001	84,837	80,251

	115,000	104,000
Less current portion	—	—

	$115,000	$104,000

     Maturities of long-term borrowings as of June 30, 2002 are as follows (in thousands):

2002	$—
2003	2,199
2004	21,550
2005	32,626
2006	47,625

$104,000

     Upon the January 1, 2001 adoption of SFAS No. 133, USMR had interest rate swap contracts with notional amounts totaling $82.5 million that were designated as cash flow hedges under the new statement. During 2001, USMR entered into interest rate swap agreements that were designated as cash flow hedges and which replaced existing contracts as they expired. At December 31, 2001, USMR held interest rate swaps with notional amounts totaling $80.0 million of which $40.0 million expires in March 2003 and $40.0 million expires in January 2004. The interest rate swaps effectively convert a portion of USMR’s variable rate debt to fixed rate debt with a weighted average interest rate of approximately 4.6% plus the effective margin over LIBOR. In accordance with the terms of the swap contracts, USMR pays or receives the difference between the prevailing 90-day LIBOR interest rate and a fixed rate calculated on the notional amount.

     USMR entered into these interest rate swaps to manage interest cost and cash flows associated with variable interest rates, primarily short-term changes in LIBOR. Changes in cash flows of the interest rate swaps offset changes in the interest payments on the covered portion of USMR’s term loans. In connection with these interest rate swaps, USMR recorded an after tax charge of $1.1 million in other comprehensive income for 2001. There was no impact on net income due to ineffectiveness. The fair value of the interest rate swaps was a liability of $1.9 million at December 31, 2001 and June 30, 2002 (unaudited). Based on current interest rates, USMR would expect to recognize additional interest expense, net of tax, of approximately $0.7 million over the next twelve months as a result of the interest rate swap agreements. Prior to the adoption of SFAS No. 133, USMR used the accrual method to account for all interest rate swap agreements and all differences between amounts paid and amounts received were recorded as adjustments to interest expense in the periods in which they accrued. USMR’s exposure to credit loss on its interest rate swap agreements in the event of non-performance by the counterparties is believed to be remote due to USMR’s requirement that the counterparties have a strong credit rating.

     The interest rate swaps are carried at fair value based on independent valuations. The carrying value of USMR’s long-term debt approximates fair value.

     USMR has a $20.0 million stand-by letter of credit subfeature to its revolving line of credit facility. Outstanding letters of credit reduce the available borrowing capacity under the revolving line of credit. At December 31, 2001 and June 30, 2002, USMR had outstanding stand-by letters of credit of $15.7 million and $15.6 million (unaudited), respectively. These letters of credit collateralize USMR’s obligations to third parties for contract services, workers’ compensation, and certain benefit payments.

7.	Income Taxes

     The provision for income taxes consists of the following (in thousands):

Year Ended December 31,
2001

Current:
Federal	$5,922
State	452

6,374
Deferred:
Federal	4
State	5

9

$6,383

     USMR’s effective tax rate differed from the statutory federal income tax rate because of the following differences:

Year Ended December 31,
2001

Statutory federal rate	35.0%
State income taxes, net of federal benefit	3.3%
Non-deductible expenses	0.2%
Life insurance death benefits	—
Other	0.2%

Effective tax rate	38.7%

     Deferred tax assets and liabilities are classified as current or non-current on the accompanying consolidated balance sheet based on the classification of the underlying asset or liability. Significant components of USMR’s deferred tax assets and liabilities are as follows (in thousands):

December 31,
2001

Deferred tax assets:
Workers’ compensation	$7,490
Reserves for uncollectible accounts and environmental liabilities	2,164
Pension, post-retirement and deferred compensation accruals	8,145
Goodwill	3,202
Vacation accrual	1,195
Net operating loss and AMT carry forwards	—
Interest rate swaps	754
Other	1,363

Total deferred tax assets	24,313
Deferred tax liabilities:
Receivables on contracts	(1,821)
Property and equipment (depreciation)	(11,447)
Cash surrender value of life insurance policies in excess of premiums paid	(2,915)

Total deferred tax liabilities	(16,183)

Net deferred tax assets	$8,130

8.	Pensions, Post-retirement Benefits, and Deferred Compensation

     USMR has two defined benefit pension plans covering substantially all production employees at Norshipco. The plans provide for eligible employees to receive retirement benefits based principally on years of service and compensation. Contributions to the plans are sufficient to meet the minimum funding standards set forth in the Employee Retirement Income Security Act of 1974, as amended. The plans’ assets consist primarily of common stocks, fixed income securities, and cash and cash equivalents.

     USMR sponsors a defined benefit postretirement plan that provides medical and dental postretirement coverage to non-represented employees at Norshipco who retired prior to

April 1, 2000. The plan is contributory, with retiree contributions adjusted annually. The plan is self-funded with specific stop-loss coverage purchased from an insurance carrier. The increases in the per capita costs of covered health care benefits are assumed to be 11% in 2002 and to decrease gradually to an ultimate rate of 5.25% by the year 2011.

     USMR has three defined benefit deferred compensation plans for management and salaried employees at Norshipco, providing for payments upon retirement, death or disability.

     The change in benefit obligation, plan assets, funded status, and accrued costs for defined benefit pension, post-retirement benefit, and deferred compensation plans are as follows (in thousands):

		December 31, 2001

		Post-	Deferred
	Pension	Retirement	Compensation
	Plans	Plan	Plans	Total

		(in thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$30,409	$1,655	$11,680	$43,744
Service cost	252	—	34	286
Interest cost	2,294	120	772	3,186
Participant contributions	—	232	—	232
Amendments	(1)	—	—	(1)
Actuarial (gain) loss	1,381	1,181	(645)	1,917
Benefits paid	(1,852)	(470)	(1,680)	(4,002)

Benefit obligation at end of year	32,483	2,718	10,161	45,362

Change in plan assets:
Fair value of plan assets at beginning of Year	30,469	—	—	30,469
Actual return on plan assets	(3,094)	—	—	(3,094)
Participant contributions	—	232	—	232
Employer contributions	—	238	1,680	1,918
Benefits paid	(1,852)	(470)	(1,680)	(4,002)

Fair value of plan assets at end of year	25,523	—	—	25,523

Funded status	(6,960)	(2,718)	(10,161)	(19,839)
Unrecognized net actuarial (gain) loss	3,527	1,181	(840)	3,868
Unrecognized prior service item	—	(800)	—	(800)

Net amount recognized	$(3,433)	$(2,337)	$(11,001)	$(16,771)

Amounts recognized in the consolidated balance sheet consist of:
Accrued pension, post-retirement benefits and deferred compensation	$(6,628)	$(2,337)	$(11,001)	$(19,966)
Accumulated other comprehensive loss	3,195	—	—	3,195

Net amount recognized	$(3,433)	$(2,337)	$(11,001)	$(16,771)

     The following table summarizes the assumptions used in the determination of net pension, post-retirement benefit, and deferred compensation benefit costs and benefit obligations for the year ended December 31, 2001:

Year Ended December 31,
2001
Weighted average assumptions:
Discount rate	7.25%
Expected return on plan assets	8.50%
Rate of compensation increase	5.50%

     The following table shows the components of the net periodic benefit cost (in thousands):

Year Ended December 31,
2001
Pension benefits:
Service cost	$252
Interest cost	2,294
Expected return on plan assets	(2,522)
Net amortization and recognized (gains) losses	(47)

Net periodic benefit cost (income)	$(23)

Post-retirement benefits:
Service cost	$—
Interest cost	120
Gain from plan curtailment	—
Prior service cost item	(80)
Net amortization and recognized (gains) losses	—

Net periodic benefit cost (income)	$40

Deferred compensation:
Service cost	$34
Interest cost	772
Net amortization and recognized (gains) losses	(94)

Net periodic benefit cost (income)	$712

9.	Other Employee Benefit Plans

     USMR maintains defined contribution savings and profit-sharing plans covering employees of the various locations who are eligible to participate in the Plans upon meeting eligibility requirements. The collective bargaining agreement at Norshipco requires a Company matching contribution of up to 1.0% of the employee’s salary for represented hourly employees participating in the savings plan. All other Company savings and profit-sharing contributions are at the discretion of the Board of Directors. Costs charged to expense for all of these plans were $2.0 million for year ended December 31, 2001.

     In 2001 USMR initiated a non-qualified deferred compensation plan covering certain executives. USMR accrues a match for employee salary deferrals up to the amount of the maximum statutory contribution for a qualified 401(k) plan. The Plan is unfunded and USMR’s total accrued liability is computed as the sum of employee salary deferrals, Company match, and earnings at a predetermined interest rate. Total costs charged to expense in 2001 were $605,000.

     USMR made contributions to union-sponsored trust funds, which provide health, welfare, pension and other fringe benefits to employees covered by collective bargaining agreements. USMR’s contributions totaled $1.5 million for the year ended December 31, 2001.

10.	Commitments and Contingencies

Environmental

     USMR is subject to various federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the transportation, storage and disposal of toxic and hazardous wastes. Stringent fines and penalties may be imposed for non-compliance and many environmental laws impose joint and several “strict liability” for remediation of spills and releases of oil and hazardous substances, without regard to negligence or fault on the part of that person. Financial responsibility for the clean-up or other remediation of contaminated property or for natural resource damages can extend to previously owned or used properties, waterways and properties owned by unrelated companies or individuals, as well as properties currently owned and used by USMR regardless of whether the contamination is attributable to other potentially responsible parties. Many of USMR’s main facilities have been used for ship repair and related activities for many years. The nature of ship repair operations requires the storage, use and handling of hazardous materials. The extensive use and handling of these materials has resulted in their release in USMR’s shipyards and the adjacent waterways and may do so in the future. Accordingly, USMR makes capital expenditures and incurs operating expenses for clean-up, mitigation and other environmental matters arising from the condition of USMR’s shipyards and the adjacent waterways and USMR’s daily operations. These operating expenses may be allowable as contract costs under USMR’s contracts with the U.S. government.

     Among other claims, pursuant to a demand from the California Water Quality Control Board, USMR is currently conducting a study analyzing clean-up criteria for future remediation work regarding sedimentary contamination in San Diego Bay. USMR has spent approximately $1.2 million on the study and expects that it will be completed during 2002. Upon completion of the study phase, USMR expects that it will be required to begin remediation procedures with respect to the contamination. USMR anticipates that the total costs associated with the remediation phase may range from $2.0 million to $8.0 million.

     In connection with USMR’s purchase of Southwest Marine and San Francisco Drydock, USMR received indemnification for various matters, including, under limited circumstances environmental liabilities, including those described above. This indemnification is currently supported by an escrow account of approximately $8.8 million. USMR may also pursue contribution for the remediation costs from other potentially responsible parties.

     USMR had approximately $2.9 million and $4.5 million of accrued liabilities as of December 31, 2001 and June 30, 2002 (unaudited), respectively, for estimated or anticipated liabilities and costs relating to environmental matters arising from past operations. The accrued liabilities reflect USMR’s current estimate of the cost or the lower end of the range of costs of these environmental matters. There is a reasonable possibility that amounts in excess of amounts accrued may be incurred. An estimate of such additional amounts, if any, cannot be made at this time.

Legal Matters

     From time to time USMR is involved in legal proceedings arising in the ordinary course of its business. USMR does not believe that it has any litigation pending that could have a material adverse effect on its results of operations or financial position.

     USMR has been named together with a number of other parties as defendant in multiple civil actions by various parties alleging damages from past exposure to asbestos at USMR’s shipyards and aboard the ships USMR has repaired. These pending actions against USMR involve claims regarding injuries or illnesses allegedly caused by exposure to asbestos. To date USMR has not been found liable in any of these actions.

Leases

     USMR leases certain offices, waterfront yards, other operating facilities and certain property and equipment under various operating leases, some of which contain escalation clauses based on defined cost indices. Long-term leases are primarily for waterfront property located within the ports of San Diego, Los Angeles, and San Francisco. Net rent expense under operating leases was $8.2 million for the year ended December 31, 2001 respectively.

     Future minimum annual lease payments for facilities and equipment under noncancelable operating leases with initial terms of one year or more at December 31, 2001 are as follows (in thousands):

2002	$7,005
2003	6,302
2004	6,041
2005	4,398
2006	3,603
Thereafter	30,389

$57,738

Long-Term Service Contracts

     USMR has entered into long-term service contracts to outsource certain of USMR’s data processing, facilities management and other administrative functions to unrelated third parties. Future minimum commitments under these contracts consist of the following at December 31, 2001 (in thousands):

2002	$3,012
2003	2,560
2004	2,396
2005	2,275
2006	2,275
Thereafter	4,552

$17,070

     All contracts contain provisions whereby USMR may terminate the contracts by paying amounts specified in the agreements.

11.	Stock Option Plan

     USMR’s 1998 Stock Option Plan authorized the grant of options to management personnel for up to 200,000 shares of USMR’s common stock. All options granted have 11-year terms and generally vest over a period of 10 years; however, vesting may be accelerated if certain targets related to earnings and cash flows are met.

     A summary of option activity and related information follows:

Year Ended December 31,
2001
Number of Options:
Outstanding at beginning of year	165,211
Granted	—
Exercised	—
Cancelled	(1,200)

Outstanding at end of year	164,011

Exercisable at end of year	104,909

Weighted average exercise prices:
Outstanding at beginning of year	$26.00
Granted	—
Cancelled	25.00
Outstanding at end of year	26.00
Exercisable at end of year	26.00

     The following table summarizes information about stock options outstanding at December 31, 2001:

		Options Outstanding		Options Exercisable

Range of		Weighted-Average
Exercise	Number	Remaining	Weighted-Average	Number	Weighted-Average
Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$25.00	160,011	7 years	$25.00	102,089	$25.00
$60.00	4,000	8 years	$60.00	2,820	$60.00

     USMR has elected to follow APB Opinion No. 25 in accounting for its employee stock options, as discussed in Note 2. If USMR had accounted for its employee awards under the fair value based method, the net income and earnings per share (on a diluted basis) would have been $10.0 million, or $0.65 per share, for the year ended December 31, 2001. These pro forma amounts are not indicative of future effects of applying the fair value method since awards granted may vary from year to year. These pro forma amounts were computed based on the vesting as provided in the stock option agreements. The fair value for these awards was estimated at the date of grant using the minimum value option pricing model. The assumptions used to estimate the $60.00 fair value of grants made in 1999 were: expected dividend yield of 0.0%; weighted average expected life of 9.5 years; and risk-free interest rate of 5.8%:

12.	Other Income, Net

     During 2001 USMR sold its investment in Brown & Brown Inc. for approximately $4.2 million and recognized a gain of approximately $1.2 million that is included in other income in the consolidated statements of income. In 2001 other income also includes a charge of $0.6 million to expense the portion of deferred financing costs associated with debt that was prepaid prior to its scheduled maturity.

13.	Related Party Transactions

     Carlyle provides consulting and advisory services to USMR. USMR incurred charges to operations of approximately $3.0 million in the year ended 2001, $1.5 million in the six months ended June 30, 2001 (unaudited) and $5.1 million in the six months ended June 30, 2002 (unaudited). These charges include management fees, assistance in preparation for a planned initial public offering, and payments for travel costs, all of which are included in general and administrative costs in the consolidated statement of operations.

14.	Event Unaudited Subsequent to Date of Independent Auditor’s Report

     On July 2, 2002, USMR was acquired by United Defense Industries, Inc. for approximately $305 million (including repayment of USMR debt and accrued interest of $105.1 million).

United Defense Industries, Inc.
Unaudited Pro Forma Condensed Consolidated Financial Statements

     On July 2, 2002, United Defense Industries, Inc. (“the Company”) acquired USMR for approximately $305 million in cash (net of cash acquired of approximately $8.0 million). The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2002 and the unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2001 and for the six months ended June 30, 2002 give effect to the Company’s purchase of USMR. The acquisition has been accounted for using purchase price accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.

     The pro forma condensed consolidated balance sheet presents the financial position of the Company as if the acquisition of USMR occurred on June 30, 2002. The pro forma condensed consolidated statements of operations have been prepared as if the acquisition occurred on January 1, 2001.

     These pro forma condensed consolidated financial statements, which have been prepared in accordance with rules prescribed by Article 11 of Regulation S-X, are provided for informational purposes only and are not necessarily indicative of the past or future results of operations or financial position of the Company.

     This information should be read in conjunction with the previously filed Current Report on Form 8-K, dated July 2, 2002, the previously filed historical consolidated financial statements and accompanying notes of the Company, contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and in its Report on Form 10-Q for the six months ended June 30, 2002, and in conjunction with the historical financial statements and accompanying notes of USMR included in this report on Form 8-K/A.

United Defense Industries, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheets
(In thousands)

	United Defense	United States
	Industries, Inc.	Marine Repair, Inc.	Pro Forma		Pro Forma
	June 30, 2002	June 30, 2002	Adjustments		June 30, 2002

Assets
Current assets:
Cash and cash equivalents	$124,550	7,283	$300,000	A
			(314,688)	B
			(5,470)	C	$111,675
Trade receivables	96,496	25,945	(56)	D	122,385
Long-term contract inventories	454,579	29,753	—		484,332
Other current assets	14,422	5,660	(3,419)	G	16,663

Total current assets	690,047	68,641	(23,633)		735,055
Property, plant and equipment, net	85,308	66,144	20,767	E	172,219
Goodwill, net	101,434	45,704	(45,704)	F
			235,316	F	336,750
Intangible assets, net	5,922	0	29,526	H
			2,000	H	37,448
Prepaid pension and postretirement benefit cost	129,116	0	—		129,116
Restricted cash	18,141	0	—		18,141
Other assets	36,140	11,318	(2,515)	G
			(5,038)	G
			5,470	C	45,375

Total assets	$1,066,108	$191,807	$216,189		$1,474,104

Liabilities and Stockholders Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$8,307	$—	$20,339	A	$28,646
Accounts payable, trade and other	101,208	15,342	(6,392)	I	110,158
Advanced payments	499,185	20,483	—		519,668
Accrued and other liabilities	106,132	39,627	339	J
			(1,600)	K
			(1,071)	N	143,427

Total current liabilities	714,832	75,452	11,615		801,899
Long-term liabilities:
Long-term debt, net of current portion	414,287	104,000	(104,000)	N
			279,661	A	693,948
Accrued pension and postretirement benefit cost	18,554	9,120	3,347	M	31,021
Other liabilities	28,513	29,118	300	L
			(617)	M	57,314

Total liabilities	1,176,186	217,690	190,306		1,584,182
Stockholders’ Equity (Deficit):
Common Stock $01 par value, 150,000,000 shares authorized; 50,915,689 and 51,407,564 shares issued and outstanding at December 31, 2001 and June 30, 2002, respectively	514	12	(12)	O	514
Additional paid-in-capital	169,617	28,929	(28,929)	O	169,617
Deferred Compensation	(598)	—	—		(598)
Retained deficit	(283,213)	(51,724)	51,724	O	(283,213)
Accumulated other comprehensive loss	3,602	(3,100)	3,100	O	3,602

Total stockholders’ equity (deficit)	(110,078)	(25,883)	25,883		(110,078)

Total liabilities and stockholders’ equity (deficit)	$1,066,108	$191,807	$216,189		$1,474,104

United Defense Industries, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(In thousands)

	United Defense	United States
	Industries, Inc.	Marine Repair, Inc.	Pro Forma		Pro Forma
	2001	2001	Adjustments		2001

Revenue:
Sales	$1,318,538	$390,737	$–		$1,709,275
Costs and expenses:
Cost of sales	1,059,687	327,193	607	P	1,387,487
Selling, general and adminstrative expenses	179,714	32,925	10,044	Q	222,683
Research and development	23,666	0	–		23,666

Total expenses	1,263,067	360,118	10,651		1,633,836

Income from operations	55,471	30,619	(10,651)		75,439
Other income (expense):
Earnings (loss) related to investments in foreign affiliates & other income	10,156	588	–		10,744
Interest income	5,781	169	–		5,950
Interest expense	(28,486)	(14,872)	13,601	R
			(15,381)	R	(45,138)

Total other expense	(12,549)	(14,115)	(1,780)		(28,444)

Income before income taxes	42,922	16,504	(12,431)		46,995

Provision for income taxes	5,900	6,383	(6,383)	T	5,900

Income from continuing operations	$37,022	$10,121	$(6,048)		$41,095

Earnings per common share-basic:
Income from continuing operations	$0.90				$1.00
Weighted average common shares outstanding	41,265				41,265

Earnings per common share-diluted:
Income from continuing operations	$0.86				$0.95
Weighted average common shares outstanding	43,204				43,204

United Defense Industries, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(In thousands)

	United Defense	United States
	Industries, Inc.	Marine Repair, Inc.			Pro Forma
	Six Months Ended	Six Months Ended	Pro Forma		Six Months Ended
	June 30, 2002	June 30, 2002	Adjustments		June 30, 2002

Revenue:
Sales	$674,481	$251,243	$–		$925,724
Costs and expenses:
Cost of sales	544,696	215,346	304	P	760,346
Selling, general and administrative expenses	60,485	28,158	4,145	Q
			(7,562)	S	85,226
Research and development	15,214		–		15,214

Total expenses	620,395	243,504	(3,113)		860,786

Income from operations	54,086	7,739	3,113		64,938
Other income (expense):
Earnings (loss) related to investments in foreign affiliates & other income	7,213		–		7,213
Interest income	2,158	158	–		2,316
Interest expense	(12,393)	(5,277)	4,630	R
			(7,611)	R	(20,651)

Total other expense	(3,022)	(5,119)	(2,981)		(11,122)

Income before income taxes	51,064	2,620	132		53,816

Provision for income taxes	4,507	1,000	(1,000)	T	4,507

Income from continuing operations	$46,557	$1,620	$1,132		$49,309

Earnings per common share-basic:
Income from continuing operations	$0.91				$0.97
Weighted average common shares outstanding	51,097				51,097

Earnings per common share-diluted:
Income from continuing operations	$0.88				$0.94
Weighted average common shares outstanding	52,677				52,677

UNITED DEFENSE INDUSTRIES, INC.

NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL

STATEMENTS

Balance Sheet:

A.	The adjustment reflects the borrowing of $300 million under the Company’s amended credit facility in order to finance the acquisition of United States Marine Repair, Inc. (“USMR”). The amount borrowed is due in quarterly payments beginning in March 2003 and continuing through August 2009.

B.	The adjustment reflects the cash paid by the Company representing the purchase price for the acquisition plus costs associated with the transaction. The total purchase price of $314.7 million includes repayment of USMR debt and accrued interest of $105.0 million, payment of accrued costs totaling $6.4 million related to USMR’s proposed initial public offering, payment to USMR shareholders of $199.8 million and other transaction costs of approximately $3.5 million.

C.	The adjustment reflects the financing fees paid by the Company in connection with its borrowing of $300 million. The fees of $5.5 million are deferred and amortized over the life of the loan under the effective interest method.

D.	The adjustment reflects the elimination of employee receivables that were forgiven by the Company in connection with the acquisition.

E.	The adjustment reflects the excess of the fair market value over the historical net book value of property and equipment totaling $20.8 million. The stepped-up value is derived from an increase related to land and improvements of approximately $4.9 million and an increase related to drydocks and piers of approximately $15.9 million. The stepped-up value of the depreciable assets will be depreciated on a straight-line basis over the remaining life of the assets, which averages approximately 18 years.

F.	The adjustments reflect the elimination of the net book value of goodwill on USMR’s balance sheet of $45.7 million and the recording of the new goodwill as a result of the acquisition. The new goodwill of $235.3 million is calculated as the excess of purchase price over the estimated fair value of net assets acquired. Goodwill will not be amortized in accordance with FAS 142 but will be subject to annual impairment tests.

G.	The adjustments reflect (i) the elimination of unamortized deferred financing fees ($2.5 million) related to USMR debt that was repaid in connection with the transaction, and (ii) the recording of a 100% valuation allowance on

USMR deferred tax assets of $8.1 million ($3.4 million of current assets and $5.0 million of other assets) due to the uncertainty surrounding the recoverability of the deferred tax assets after the acquisition.

H.	The adjustments reflect the estimated fair value of USMR’s intangible assets. The identifiable intangible assets acquired include contract rights ($29.5 million) and a non-compete agreement with the former Chief Executive Officer of USMR ($2.0 million). These intangible assets will be amortized over a period of 4.5 years, which represents the estimated economic useful lives of the assets. The contract rights will be amortized based on when projected sales are expected to occur and the non-compete agreement will be amortized on a straight-line basis.

I.	The adjustment reflects the payment by the Company of accrued legal and other related expenses incurred by USMR for its proposed initial public offering ($6.4 million). The amount is included in the calculation of the purchase price (see B above).

J.	The adjustment reflects the accrual of payroll taxes related to the exercise of all USMR outstanding stock options ($339,000). All USMR stock options were settled for cash in connection with the transaction.

K.	The adjustment reflects the reduction of USMR’s estimated taxes payable for 2002. USMR had made estimated payments prior to being acquired and in connection with the acquisition, incurred tax-deductible expenses, which lowered its liability for the six months ended June 30, 2002. The adjustment results in a tax receivable, which is expected to be realized.

L.	The adjustment is to record the estimated fair value of USMR’s worker’s compensation reserve, using the assumptions similar to those of the Company. USMR used a present value discount rate of 7.25% and the Company uses 7.0%.

M.	The adjustments are to record the estimated fair value of USMR’s deferred compensation, pension and other post retirement benefit plans based on actuarial estimations using assumptions similar to those used by the Company. The plans relate to executive retirement plans and to other pension plans and post-retirement benefit plans.

N.	The adjustment reflects the repayment of USMR debt and accrued interest.

O.	The adjustments reflect the elimination of USMR equity accounts in consolidation including forgiveness of a shareholder loan ($750,000).

     Statements of Operations for the year ended December 31, 2001 and the six months ended June 30, 2002:

P.	The adjustment reflects the depreciation of the stepped-up value of USMR’s depreciable fixed assets. Refer to Note E above.

Q.	The adjustment reflects the amortization of the USMR intangible assets. Refer to Note H above. The pro forma adjustments exclude any amortization of goodwill consistent with FAS 142. However, included in reported 2001 financial results for United Defense and USMR is goodwill amortization in the amount of $10.3 million and $2.2 million, respectively.

R.	The adjustments reflect the elimination of interest expense recorded by USMR and the pro forma interest expense and amortization of finance costs for additional funds borrowed by the Company to consummate the acquisition. The interest rate is estimated at 4.75% per annum based on the applicable LIBOR rate as of the date of the transaction and the finance costs will be amortized over the life of the loan using the interest method.

S.	The adjustment reflects the reduction of USMR expenses related to its proposed IPO that were written off in the six-months ended June 30, 2002. The planned IPO was canceled as a direct result of the acquisition and, therefore, the related costs have been eliminated in the pro forma financials.

T.	The adjustments reflect the elimination of the USMR provision for Federal income taxes. The Company does not currently record a provision due to its net operating loss carry-over.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to the signed on its behalf by the undersigned hereunto duly authorized.

United Defense Industries, Inc.

By:	/s/ Francis Raborn

Francis Raborn Vice President and Chief Financial Officer and Authorized Signatory

September 13, 2002

Exhibits

No	Description
EX-23	Consent of Ernst & LLP